UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2010

Six Flags Entertainment Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Broadway, 15th Floor New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(212) 652-9403

(Registrant’s Telephone Number, including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.      Termination of Material Definitive Agreements.

With the recent completion of the Chapter 11 reorganization of Six Flags Entertainment Corporation (the “Company”), the Company believes it is the right time to realign its operational structure to focus on its core strengths as a theme park company.  As a result, commencing on June 16, 2010, the Company implemented a workforce reduction, primarily at its New York, New York and Dallas, Texas corporate offices.  The Company also announced that it is moving the office of the CEO to the Dallas corporate headquarters.

In connection with the workforce reduction, the Company expects to offer severance packages to certain of the terminated employees, however, it is currently unable to provide an estimate of the cost of such packages.  The Company anticipates that the workforce reduction, along with related corporate operating expense savings, will generate annualized cost savings of approximately $16.0 million, not including severance and other associated costs.  The effect of these reductions should bring the Company’s general and administrative costs more in line, on a percentage of revenue basis, with other companies in the regional theme park industry.

As part of the workforce reduction, the Company terminated, without cause, its employment agreements, each dated April 1, 2009 (the “Employment Agreements”), with Michael Antinoro, Executive Vice President, Entertainment and Marketing, Andrew Schleimer, Executive Vice President, Strategic Development and In-Park Services, and Mark Quenzel, Executive Vice President, Park Strategy and Management.  Effective as of July 16, 2010, Messrs. Antinoro, Quenzel and Schleimer will no longer be employed by the Company.

The Employment Agreements have a term of four years and provide for base salaries of $400,000, $500,000 and $500,000 for Mr. Antinoro, Mr. Quenzel and Mr. Schleimer, respectively.  The Employment Agreements provide for a target bonus amount of $500,000, $500,000 and $400,000 for Mr. Antinoro, Mr. Quenzel and Mr. Schleimer, respectively.  Bonuses are determined based upon the level of achievement of the following performance parameters, each as defined in the Employment Agreements: Budgeted Adjusted EBITDA, Budgeted Free Cash Flow, Budgeted Attendance, Budgeted In-Park Net Revenue Per Capita and Budgeted Sponsorship/Licensing Revenue (Adjusted EBITDA weighted 50% and others 12.5%). No bonuses are payable if 90% of the Budgeted Adjusted EBITDA target is not obtained.

Severance is payable under the Employment Agreements upon termination of employment without “cause” or for “good reason” during the contract term.  In addition, Messrs. Antinoro, Quenzel and Schleimer would receive an amount equal to the sum of their base salary for the remaining balance of the contract term and their annual bonus for the prior year.  Under the Employment Agreements, in the event of such a termination, Messrs. Antinoro, Quenzel and Schleimer would receive twelve months of continued health and life insurance coverage.

The foregoing summary of the terms of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the terms thereof, which are incorporated herein by reference to Exhibits 10.4, 10.5 and 10.6 to the Company’s Current Report on Form 8-K, filed on April 13, 2009.

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

Date: June 21, 2010	By:	/s/ James M. Coughlin
		Name:	James M. Coughlin
		Title:	General Counsel